Exhibit 99.1

Net1 to reduce shareholding in DNI to 38% to settle ZAR 400 million vendor obligation

Johannesburg, March 6, 2019 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) today announced that it has, through its wholly owned South African subsidiary, Net1 Applied Technologies South Africa Proprietary Limited (“Net1 SA”), entered into a transaction with the current minority shareholders of DNI-4PL Contracts Proprietary Limited (“DNI”), in terms of which Net1 SA will reduce its shareholding in DNI from 55% to 38%. Under the terms of Net1 SA’s subscription agreements with DNI, it agreed to pay to DNI an additional amount of up to ZAR 400.0 million ($28.2 million, translated at exchange rates applicable as of March 6, 2019) and, as previously agreed, DNI will distribute this amount to its other shareholders. Net1 SA will use the proceeds from the sale to settle its ZAR 400 million obligation as full and final settlement of the amount due pursuant to the DNI investment agreements.

The transaction is subject to a number of customary closing conditions and is expected to close by April 8, 2019.

“As we continue our corporate strategic review of our entire business, this transaction represents a first step in realizing our goals of a) strengthening our balance sheet, b) focusing our efforts on fintech services, and c) unlocking the value of our operating businesses and investment portfolio,” said Herman G. Kotzé, Net1’s Chief Executive Officer.

About Net1 (www.net1.com)

Net1 is a leading provider of transaction processing services, financial inclusion products and services and secure payment technology. Net1 operates market-leading payment processors in South Africa and the Republic of Korea. Net1 offers debit, credit and prepaid processing and issuing services for all major payment networks. In South Africa, Net1 provides innovative low-cost financial inclusion products, including banking, lending and insurance, and is a leading distributor of mobile subscriber starter packs for Cell C, a South African mobile network operator. Net1 leverages its strategic equity investments in Finbond and Bank Frick (both regulated banks), and Cell C to introduce products to new customers and geographies. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes. Factors that might cause such differences include, but are not limited to: the disposition not closing, as well as other factors, many of which are beyond the Company’s control; and other important factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1- 917- 767-6722
Email: dchopra@net1.com

Media Relations Contact:
Bridget von Holdt
Business Director – BCW
Phone: +27-82-610-0650
Email: bridget.vonholdt@bm-africa.com